Exhibit 99.1

Blackstone Completes the Acquisition of U.S. Logistics Assets from GLP, Adding to Firm’s Leading Global Portfolio

New York, September 26, 2019 – Blackstone (NYSE: BX) today announced that it has closed on its previously announced acquisition of U.S. logistics assets from three of GLP’s U.S. funds for a purchase price of $18.7 billion.

As previously announced, Blackstone Real Estate’s global opportunistic BREP strategy is acquiring 115 million square feet for $13.4 billion and its income-oriented non-listed REIT, Blackstone Real Estate Income Trust (BREIT), is acquiring 64 million square feet for $5.3  billion.

Blackstone and GLP announced the transaction on June 2, 2019.

Citibank, Deutsche Bank Securities Inc., BofA Merrill Lynch, J.P. Morgan, Goldman Sachs & Co. LLC, Barclays, Wells Fargo, Nuveen and Prudential are providing financing for the acquisition. Simpson Thacher & Bartlett served as legal counsel to Blackstone.

BofA Merrill Lynch, Barclays, Deutsche Bank Securities Inc., J.P. Morgan and Morgan Stanley & Co. LLC served as financial advisors to Blackstone. Citigroup Global Markets Inc., Eastdil Secured LLC and Goldman Sachs & Co. LLC served as Blackstone’s financing advisor.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $154 billion of investor capital under management. Blackstone is one of the largest property owners in the world, owning and operating assets across every major geography and sector, including logistics, multifamily and single family housing, office, hospitality and retail. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ strategy invests in substantially stabilized real estate globally through regional open-ended funds focused on high-quality assets, and Blackstone Real Estate Income Trust, Inc. (BREIT), a non-listed REIT that invests in U.S. income-generating assets. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Contact

Jennifer Friedman

Jennifer.Friedman@blackstone.com

Tel: (212) 583-5122